UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 10, 2006

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective October 10, 2006, Christopher M. Miller resigned as Vice President and Controller from Cost Plus, Inc. (the “Company”). Mr. Miller also served as the Company’s Principal Accounting Officer and Assistant Secretary.

(c)(1) Effective October 10, 2006, Thomas Willardson, Executive Vice President and Chief Financial Officer, of the Company assumed the duties of Principal Accounting Officer.

(c)(2) Mr. Willardson, who is 56, joined the Company in February 2006 as Executive Vice President and Chief Financial Officer. Mr. Willardson had previously served as a Director of the Company since March 1991, except for a period of approximately three months during 1996. Upon joining the Company as an employee, Mr. Willardson resigned from the Board of Directors. From April 2004 to February 2006, Mr. Willardson served as Chief Financial Officer of WebSideStory, Inc., a leading provider of on-demand digital marketing applications. From August 2003 until April 2004 he served as Chief Financial Officer of Archimedes Technology Group Holdings, LLC, a privately held technology development company. From March 2002 until August 2003, Mr. Willardson was an independent financial consultant. From June 1998 to March 2002, Mr. Willardson was the Senior Vice President, Finance and Treasurer of Leap Wireless International, Inc., a wireless communications carrier.

(c)(3) Mr. Willardson’s employment with the Company continues to be on an at-will basis. He is party to an Employment Severance Agreement dated April 17, 2006 with the Company which provides for payments to him in certain circumstances upon involuntary termination of his employment, including termination following a change of control (as those terms are defined in the agreement). The agreement provides for payment of (i) 12 months of his base compensation on a salary continuation basis in the event he is involuntarily terminated prior to June 15, 2007; (ii) 18 months of his base compensation on a salary continuation basis if he is involuntarily terminated after a change of control prior to June 15, 2007; and (iii) a pro rata portion of his fiscal year target bonus, if any would have been earned, under the Company’s then effective management incentive plan. A copy of this agreement was filed with the Securities and Exchange Commission as Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q dated June 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ Thomas D. Willardson
Thomas D. Willardson,
Executive Vice President and Chief Financial Officer

Dated: October 13, 2006